December 26, 2025

Dear Wesley,

As you know, in November 2025, the Board of Directors of Apartment Investment and Management Company (the “Company”) approved a plan of sale and liquidation (the “Plan of Sale and Liquidation”), conditioned on stockholder approval. It is expected that the Company will experience a change in control as a result of the asset sales that will occur as part of the Plan of Sale and Liquidation. Because your leadership is very important to the successful execution of our strategic plans, and in order to help mitigate the adverse impact on you of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, in connection with a change in control, the Company is offering you (i) accelerated payment of your estimated 2025 annual cash bonus in the amount of $1,470,000 (the “Bonus Prepayment”) and (ii) a retention award in the amount of $5,250,000 (the “Retention Award”) in lieu of potential change in control severance benefits, to ensure that the Company will have the benefit of your continued employment and your strong commitment to the Company. As described further below, in light of the Retention Award, the Employment Agreement entered into by and between Aimco Development Company, LLC and you on October 27, 2021 (the “Employment Agreement”) is amended by this letter agreement (this “Agreement”) to remove certain provisions providing for enhanced change in control cash severance. Capitalized terms used and not otherwise defined in this Agreement shall carry the definitions ascribed to them in the Employment Agreement.

In order to receive the Bonus Prepayment and Retention Award, you must agree to the potential repayment provisions set forth in this Agreement, which could apply in certain limited circumstances. In addition, the Bonus Prepayment and the Retention Award remain subject to any applicable compensation clawback or recoupment policy of the Company.

1.
Amendment of Employment Agreement

Effective as of the date hereof, the Employment Agreement is hereby amended so that:

(i) Sections E(2)(a) and E(3)(a) are removed in their entirety and (ii) the definition of “Separation Amount” in Exhibit A to the Employment Agreement is removed and replaced in its entirely with the following definition:

The “Separation Amount” is estimated to be $[AMOUNT], equal to your estimated COBRA Severance Payment and your Pro-Rata Bonus, less applicable tax withholdings.

2.
Early Payment of your Estimated 2025 Annual Bonus

Provided that your employment with the Company has not previously been terminated due to your voluntary resignation, or termination by the Company for Cause, through the date on which the Bonus Prepayment is paid (the “Payment Date”), which will be no later than December 31, 2025, on the Payment Date the Company will pay you the Bonus Prepayment in the form of a lump sum cash payment, less applicable deductions and withholdings. In 2026, at the time the Company typically determines bonuses, it will determine the actual amount of your annual cash bonus for 2025 and will pay you any excess of such actual amount over your Bonus Prepayment (after taking into consideration individual performance factors, risk and/or compliance adjustments), less applicable deductions and withholdings.

3.
Retention Award Payment.

Provided that your employment with the Company has not previously been terminated due to your voluntary resignation or termination by the Company for Cause, and subject to your subsequent compliance with the Release Requirement, on the Payment Date, the Company will pay you the Retention Award in the form of a lump sum cash payment, less applicable deductions and withholdings.

4.
Release Requirement

You agree that, if your employment terminates on or after the Payment Date under circumstances that would not otherwise result in the application of the repayment obligation pursuant to Section 5, then, in order to retain the Retention Award, within 45 days following your termination of employment, you will sign and return the release agreement attached hereto as Exhibit A. You acknowledge and agree that the Retention Award is conditioned on you timely signing and returning such release agreement and it becoming effective and irrevocable in accordance with its terms (the “Release Requirement”).

5.
Your repayment obligations.

If you resign from employment with the Company for any reason, or the Company terminates your employment for Cause, in each case, on or before the date in 2026 upon which your 2025 annual bonus would otherwise be paid to you by the Company in the ordinary course of business, you agree to promptly (but in any event no later than 30 days following the date of your termination of employment) repay to the Company the after-tax amount of the Bonus Prepayment. If the Company terminates your employment without Cause prior to such date, you will have no obligation to repay to the Company any portion of the Bonus Prepayment.

If (i) you resign from employment with the Company for any reason prior to a Change in Control or (ii) the Company terminates your employment for Cause, in each case, prior to either (1) if the Plan of Sale and Liquidation is approved by the Company’s stockholders, the date of the final distribution to the Company’s stockholders pursuant to the Plan of Sale and Liquidation or (2) if the Plan of Sale and Liquidation is not approved by the Company’s stockholders, December 31, 2027, you agree to promptly (but in any event no later than 30 days following the date of your termination of employment) repay to the Company the after-tax amount of the Retention Award. If you resign from the Company following a Change in Control or the Company terminates your employment without Cause, in each case, prior to the applicable date, you will have no obligation to repay any portion of the Retention Award. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the Employment Agreement, except that prong (iii)(B) of such definition shall only be triggered upon a complete liquidation or dissolution of the

Company and shall not be triggered upon an agreement for the sale or disposition of all or substantially all of the assets of the Company to any person.

If your employment terminates on or after the Payment Date for any reason and the Release Requirement, to the extent applicable, is not satisfied, then you will, within 30 days after receipt of a request from the Company, repay to the Company the after-tax amount of the Retention Award.

You understand that to the extent applicable, the Bonus Prepayment and the Retention Award remain subject to any applicable compensation clawback or recoupment policy of the Company.

In the event that you do not fulfill any repayment obligation pursuant to this Section 5 during the specified repayment period, you agree that the Company will have the right to offset any such unpaid repayment obligation through the surrender and cancellation of vested shares of Company common stock held by you with a value (as determined by the Company) equal to the amount of such unpaid repayment obligation and, in furtherance of the foregoing, the Company will have the right to take all actions necessary or advisable, including directing any transfer agent, broker or other administrator agent to take all actions necessary or advisable, to effect such surrender and cancellation, and you will not object, and waive any and all rights with respect, to any such surrender and cancellation.

6.
COBRA Severance and Pro-Rata Bonus.

In accordance with the terms of the Employment Agreement, if you resign from employment with the Company with Good Reason, or the Company terminates your employment without Cause, you will be entitled to the Separation Amount (conditioned on you timely signing and returning the Separation Agreement attached as Exhibit A to the Employment Agreement and it becoming effective and irrevocable in accordance with its terms).

7.
Miscellaneous.

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Colorado, without reference to principles of conflict of law.

This Agreement is intended to comply with an exemption from Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly.

This Agreement may be executed in one or more counterparts (including via facsimile and the electronic exchange of .pdf copies), each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature page follows]

Sincerely,

AIMCO DEVELOPMENT COMPANY, LLC

Name: Jennifer Johnson

Title: Executive Vice President, Chief Administrative Officer and General Counsel

AGREED AND ACCEPTED BY:

Name: Wesley Powell

Title: President and Chief Executive Officer

Exhibit A

Form of Release Agreement

Reference is made to that certain Letter Agreement, dated December 26, 2025 (the “Letter Agreement”), by and between You and Apartment Investment and Management Company (the “Company”). The purpose of this Release Agreement (this “Agreement”) is to confirm certain continuing obligations following Your separation of employment from an affiliate or subsidiary of in exchange for your continued retention of the Retention Award. Capitalized terms used and not otherwise defined in this Agreement shall carry the meanings ascribed to them in the Letter Agreement.

1.
Definitions

a.
“You” and “Your” shall refer to Wes Powell.

b.
The “Separation Date” shall be [INSERT DATE].

c.
The “Retention Award” shall have the meaning set forth in the Letter Agreement.

2.
Separation of Employment. Your employment with Aimco terminated effective as of the Separation Date. From and after the Separation Date, You shall have no authority and shall not represent Yourself as an employee or agent of any of the Aimco Parties (as defined below).

3.
Release of Claims. You hereby agree and acknowledge that by signing this Agreement You, on behalf of Yourself and Your heirs, successors, agents, assigns, executors, administrators, dependents and family members (collectively, including You, the “Employee Parties”) hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the Company Parties (as defined below) from and against any and all Claims (as defined below) against any or all of the Company Parties whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by all parties. Your waiver and release herein is intended to bar any form of Claim against any or all of the Company Parties seeking any form of relief including equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against any or all of the Company Parties, for any alleged action, inaction or circumstance existing or arising through the date this Agreement is executed by all parties. The foregoing waiver and release constitutes a FULL AND FINAL RELEASE OF ALL CLAIMS, and shall apply to all known and unknown claims or damages existing as of the date this Agreement is executed by all parties.

a.
Without limiting the foregoing general waiver and release, on behalf of the Employee Parties, You specifically waive and release any and all of the Company Parties from any Claim arising from or related to Your employment relationship with the Company or the termination thereof, including:

i.
Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.

ii.
Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar local, state, federal or foreign statute or law.

iii.
Claims under any local, state, federal or foreign common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

iv.
Any other Claim arising under local, state, or federal law.

Notwithstanding the foregoing, this Section 3 does not release Company from any obligation expressly set forth in the Letter Agreement.

b.
You explicitly acknowledge that if You are over forty (40) years of age, You have specific rights under the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, and the releases set forth in this Section 6 are intended to release any right that You may have to file a claim against any or all of the Company Parties alleging discrimination on the basis of age. It is the Company’s desire and intent to make certain that You fully understand the provisions and effects of this Agreement. To that end, You have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the Older Worker Benefits Protection Act (“OWBPA”), the Company is providing You with forty-five (45) days in which to consider and accept the terms of this Agreement by signing below and returning it to [Name], [Title] in Denver, Colorado. In addition, You may rescind Your assent to this Agreement within seven (7) days after You sign it. To do so, You must deliver a notice of rescission to [Name], [Title]. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to [Name], [Title], 4582 South Ulster Street Parkway, Suite 1450, Denver, Colorado 80237. By executing this Agreement, You are acknowledging that You have been afforded sufficient time to understand the terms and effects of this Agreement, that Your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither any of the Company Parties nor their agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Nothing in this Agreement is intended to, or shall, interfere with Your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. This Agreement shall not be interpreted to prohibit You from filing a charge or initiating communications directly with or responding to any inquiry from or participating in (including providing testimony for) an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission (“SEC”) or other government agency or making other disclosures that are protected under whistleblower provisions of federal law or regulation (including Section 21F of the

Securities Exchange Act of 1934 and the regulations promulgated thereunder) or limit Your right to receive an award for information provided to the SEC or any other securities regulatory agency, in each case without the necessity of prior authorization from the Company or the need to notify the Company that You have done so.

4.
Miscellaneous.

For the purposes hereof, the term “Claims” shall mean any and all claims, demands, debts, liens, agreements, promises causes of action, liability, damages, costs, and expenses of any kind and nature whatsoever, whether arising under state, federal or local law, administrative rule or regulation, common law, contract, tort, or in equity, known or unknown, whether accrued, contingent, inchoate or otherwise, suspected or unsuspected, raised affirmatively or by way of defense or offset, including, without limitation any consequences flowing, resulting, or which might result therefrom.

For the purposes hereof, the term “Company Parties” shall mean Aimco, Aimco Development Company, LLC, Aimco OP L.P., and any and all of each of their subsidiaries, affiliates, divisions, acquiring or ownership entities, parent, associated or allied companies, corporations, firms, partnerships, management companies, or organizations, purchasers of assets or stock, investors, joint ventures, and any related entities (including any management company and its subsidiaries and affiliates), and the shareholders (past and present), successors, predecessors, counsel, assigns, board members, insurers, officers, partners, directors, joint venturers, managers, members, fiduciaries, trustees, agents, representatives, counsel or employees thereof jointly and severally, in both their personal and corporate capacities. The Company Parties are hereby made third party beneficiaries of this Agreement.

This Agreement contains the entire agreement and understanding by and between You and Company with respect to matters set forth herein. No change, amendment or modification herein hereto shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision or any particular breach or default of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision or any particular breach or default of this Agreement at any time shall be deemed a waiver of any other provision or prior or subsequent breach or default of this Agreement at such time or be deemed a valid waiver of such provision at any other time. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation. No single or partial exercise by any party of any right, power or remedy will preclude any other or future exercise thereof or of any other remedy. A determination that any provision of this Agreement is prohibited by law or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.

Any controversy, dispute, or Claim of any nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any Claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration in accordance with the terms of the Arbitration Agreement attached to Your Employment Agreement as Exhibit B.

No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Any accounting term used herein without specific definition shall have the meaning ascribed thereto by U.S. generally accepted accounting principles. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Colorado, including its statute of limitations, without regard to any otherwise applicable principles of conflict of laws or choice of law rules (whether of the State of Colorado or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction. This Agreement may be executed by facsimile or the electronic exchange of .pdf copies and in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart (whether an original, a facsimile, a .pdf or other copy) shall be deemed an original hereof. This Agreement shall not be valid unless accepted in writing, by You, as evidenced by Your signature below, and returned on or before [Insert 45 days from Separation effective date].

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to [Name] at Aimco.

[Signature Page Follows]

CONFIRMED, CONSENTED AND AGREED TO BY YOU:

By:_______________________________________
Name: Wesley Powell

Apartment Investment and Management Company
By:_______________________________________